 EX. 99.28(d)(35)(i)

Second Amended and Restated

Investment Sub-Advisory Agreement

This Second Amended and Restated Investment Sub-Advisory Agreement is effective as of the 2nd day of September 2021 (hereinafter, the “Agreement”), by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Lazard Asset Management LLC, a New York limited liability company, and registered investment adviser (“Sub-Adviser”).

Whereas, Adviser is the investment manager for the JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Trust is authorized to issue separate series, each series having its own investment objective or objectives, policies and limitations;

Whereas, the fund or funds listed on Schedule A hereto (each, a “Fund”) are series of the Trust;

Whereas, the Board of Trustees of the Trust and the Adviser desires that the Adviser retain the Sub-Adviser as Adviser’s agent to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth;

Whereas, the parties previously entered into an Investment Sub-Advisory Agreement effective January 31, 2001, which was subsequently amended and restated by the Amended and Restated Investment Sub-Advisory Agreement effective December 1, 2012 (the “First Amended and Restated Agreement”); and

Whereas, the parties wish to amend and restate the First Amended and Restated Agreement.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. The Adviser hereby appoints Sub-Adviser to act as the investment sub-adviser for each Fund, subject to the supervision and control of the Adviser and the Board of Trustees of the Trust and in accordance with the terms and conditions of this Agreement. Such appointment may be limited to a portion of Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more series other than the Fund with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Fund hereunder, and be subject to this Agreement.

2.	Delivery of Documents. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following:

a)	the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on June 1, 1994, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto;

c)	resolutions of the Trust’s Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

f)	the Trust’s most recent prospectus and Statement of Additional Information (collectively called the “Prospectus”).

Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.	Management. Subject always to the supervision of Trust’s Board of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, all on behalf of the Fund. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth below), and will monitor the Fund's investments, and will comply with the provisions of Trust’s Declaration of Trust and By-Laws, as amended from time to time, the stated investment objectives, policies and restrictions of the Fund, and the Investment Company Act, the Advisers Act, the Commodity Exchange Act, as amended (the “CEA”) and the rules under each, and all other federal and state laws or regulations and regulatory requirements as set forth by applicable laws or regulations applicable to the Trust and each Fund. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Fund.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b)	will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

c)	will comply with all foreign laws, regulations, and regulatory requirements as set forth by foreign regulatory agencies, as applicable;

d)	will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, including an affiliated broker-dealer which is a member of a national securities exchange as permitted in accordance with guidelines established by the Board of Trustees. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Trust, Adviser, or Sub-Adviser, except as may be permitted under the 1940 Act;

e)	will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser;

f)	will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, and (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser; (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

g)	as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

h)	will prepare and maintain such books and records with respect to the Fund’s securities transactions as are required of an investment sub-adviser of a registered investment company pursuant to the Investment Company Act, Advisers Act, and CEA and the rules thereunder, and will furnish Adviser and Trust’s Board of Trustees such periodic and special reports as the Board or Adviser may request. and shall timely file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein;

i)	will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties hereunder;

j)	will treat confidentially and as proprietary information of Trust all such records and other information relative to Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust;

k)	consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and performs all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where required by local law; and

l)	at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

The Adviser and the Sub-Adviser each further agree that:

a)	Without Adviser’s prior consent to each transaction, Sub-Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in each Fund’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (c) execute, enter into and perform, on behalf of a Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, International Swaps & Derivatives Association (ISDA) Master Agreements or amendments, Credit Support Annexes (and any schedules thereto), LSTA, and/or Master Securities Forward Transaction Agreement or MSFTA documentation) as Sub-Adviser deems necessary or appropriate in connection with each Fund’s investment activities (collectively, “Derivatives Contracts”); and (d) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder; and

b)	the Adviser will cooperate fully, and cause the Fund to cooperate fully, with the Sub-Adviser as the Sub-Adviser reasonably deems necessary or appropriate to ensure that the Fund and/or the Adviser, as the case may be, performs its obligations under any Derivatives Contracts.

4.	Commodity Exchange Act Matters

A.	The Adviser hereby represents and warrants to the Sub-Adviser that:

(i)	with respect to each Fund where the Adviser is not excluded from the definition of a commodity pool operator (“CPO”) pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5, the Adviser (A) is registered as a CPO under the CEA and is a member of the National Futures Association (the “NFA”) and (B) consents to being treated by the Sub-Adviser as a “qualified eligible person” as defined in the rules promulgated under the CEA for the purposes of the CEA and the regulations thereunder;

(ii)	with respect to each Fund where the Adviser is excluded from the definition of a CPO pursuant to CFTC Regulation 4.5, the Adviser (A) filed the notice required by CFTC Regulation 4.5(c) and shall re-file such notice annually as required and (B) will promptly notify the Sub-Adviser if it can no longer rely on the exclusion pursuant to CFTC Regulation 4.5 with respect to a Fund; and

(iii)	only with respect to any Funds that may trade swaps, the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the CEA.

B.	The Sub-Adviser hereby represents and warrants to the Adviser that:

(i)	the Sub-Adviser is registered with the CFTC in all capacities, if any, in which the Sub-Adviser is required under the CEA and the CFTC’s regulations to be so registered and is a member of the NFA if required to be a member thereof;

(ii)	if the Sub-Adviser is exempt from registration as a commodity trading advisor (“CTA”) under CFTC Regulation 4.14(a)(8) with respect to a Fund, it has filed notice required under CFTC Regulation 4.14(a)(8) and shall re-file such notice annually as required; and

(iii)	if the Adviser has filed the exclusion under CFTC Regulation 4.5 with respect to a Fund, the Sub-Adviser (A) will cause such Fund to comply with the trading limitations in CFTC Regulation 4.5 unless otherwise agreed with the Adviser, and (B) promptly will notify the Adviser if it is reasonably likely that one or more Funds will not comply with such trading limitations.

C.	The Adviser and the Sub-Adviser each further agree that:

(i)	to the extent that the CEA and the then-current CFTC regulations require (A) registration by such party as a CPO or CTA and/or membership with NFA with respect to any Fund, (B) specific disclosure, as applicable to the investors in any Fund, or (C) filing of reports and other documents with respect to any Fund, it shall promptly and fully comply, or take reasonable steps to cause such Fund to comply, with all such requirements;

(ii)	the Adviser and the Sub-Adviser shall each comply with all requirements of the CEA, then-current CFTC regulations and NFA rules that apply to the Adviser and the Sub-Adviser, respectively, with respect to each Fund;

(iii)	the Sub-Adviser shall provide reasonable cooperation to the Adviser and the Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to each Fund under the CEA and/or then-current CFTC regulations and NFA rules; and

(iv)	the Adviser and the Sub-Adviser each further agrees to notify the other party promptly in writing if any of the representations and warranties herein ceases to be accurate in any respect with respect to the Adviser, the Sub-Adviser or any Fund.

5.	Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Fund.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly on the average daily net assets in the Fund or Funds in accordance with Schedule B hereto. From time to time, the Sub-Adviser may agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

The Sub-Adviser represents and warrants that the Sub-Adviser shall not enter into a sub-advisory agreement with a new mutual fund specifically designed for variable insurance products with total relationship assets under management less than the Trust to provide substantially similar investment management services subject to substantially similar mandate, guidelines and restrictions at a fee rate which produces a fee less than the fee produced by the rate set forth in schedule B for the level of assets in the Trust. The provision outlined in this paragraph shall not apply to the JNL Multi-Manager Alternative Fund of the Trust or to any accounts of the Sub-Adviser, its employees or members or any client that has a personal or familial relationship with the Sub-Adviser or its employees or members.

8.	Services to Others. Adviser understands, and has advised the Trust’s Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies. Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments selected for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Adviser recognizes, and has advised Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the participating Fund may obtain in a particular security. In addition, Adviser understands, and has advised Trust's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Standard of Care and Limitation of Liability. The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services pursuant to this Agreement.

Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Fund or their directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

10.	Indemnification.

A.       Except as may otherwise be provided by law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable (i) for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to any Fund or (ii) for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations; except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

B.       Except as may otherwise be provided by law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to any Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser.

11.	Duration and Termination. The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect until September 30, 2022 with regard to all Fund(s) covered by this Agreement. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through September 30th of each successive year following the initial period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”). Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, on sixty days’ written notice to the Adviser, or on sixty days’ written notice by the Sub-Adviser to the Trust and the other party. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)

12.	Acknowledgements of Adviser.

a)	If the Sub-Adviser is registered as a CTA under the CEA, the Adviser consents to the Sub-Adviser’s compliance with the disclosure, reporting and recordkeeping requirements applicable to exempt accounts under CFTC Rule 4.7 with respect to a Fund’s trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether a Fund is a “qualified eligible person” as defined in Rule 4.7.

b)	If the Adviser is excluded from the definition of a CPO under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

13.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally; but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

15.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

The name “JNL Series Trust” and “Trustees of JNL Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the “JNL Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and persons dealing with the Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against Trust.

16.	Representations and Warranties of the Sub-Adviser.

The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party.

The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended and has provided to the Adviser a copy of its most recent Form ADV as filed with the Securities and Exchange Commission.

The Sub-Adviser further represents that is has reviewed the post-effective amendment to the Registration Statement for the Trust filed with the Securities and Exchange Commission that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating, directly or indirectly, to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

17.	Proprietary Rights. Adviser and the Trust represent, and the Sub-Adviser acknowledges, that Adviser, the Trust and/or an affiliated party of the Adviser or the Trust are the sole owner(s) of the names “JNL Series Trust”, “Jackson National Financial Services, Inc.”, “Jackson National Life Insurance Company”, “JNL” and certain logos associated with such names (the “JNL Marks”). Sub-Adviser represents, and the Trust and the Adviser acknowledge, that Sub-Adviser is the sole owner of the names “Lazard Asset Management ” and certain logos associated with such name (the “Lazard Marks”).

The use by the Sub-Adviser, or its affiliates of any JNL Marks or any representations regarding Adviser, the Trust or any affiliates thereof in any disclosure document, advertisement, sales literature or other materials shall remain subject to the approval of Adviser; provided, however, that (i)  Adviser’s review of any material pursuant to this Agreement shall be conducted in a reasonable and timely manner; (ii)  Adviser’s approval under this Agreement shall not be unreasonably withheld; and (iii)  Adviser’s approval under this Agreement shall not be required with respect to any use which has been previously approved by Adviser. Sub-Adviser acknowledges and agrees that it will not use the names of the Funds listed in Schedule A on its own behalf, or in relation to any investment company for which Sub-Adviser or its successors and any subsidiary or affiliate thereof acts as investment adviser, without the express written permission of the Trust or the Adviser, respectively, except that Sub-Adviser may state that it acts as a sub-advisor to the Trust and the Adviser.

The use by the Trust and the Adviser, or their affiliates, on their own behalf or on behalf of the Funds listed in Schedule A, of any Lazard Marks or any representations regarding Sub-Adviser in any disclosure document, advertisement, sales literature or other materials promoting the Funds listed in Schedule A shall remain subject to the approval of Sub-Adviser, except in the case of multi-managed funds, where only Lazard Marks or representations regarding Sub-Adviser shall be subject to the approval of Sub-Adviser; provided, however, that (i) Sub-Adviser’s review of any material pursuant to this Agreement shall be conducted in a reasonable and timely manner; (ii) Sub-Adviser’s approval under this Agreement shall not be unreasonably withheld; and (iii) Sub-Adviser’s approval under this Agreement shall not be required with respect to any use which has been previously approved by Sub-Adviser, including, but not limited to, any use which has been derived from disclosure contained in the Trust’s or the Adviser’s most recent Prospectus and/or Statement of Additional Information, or any supplements thereto.

The parties hereby acknowledge that the Trust has adopted the names of the Funds listed in Schedule A through the permission of Sub-Adviser, except for any multi-managed funds.

18.	Confidential Treatment. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds. It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust. Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

19.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

20.	Counterpart Signatures. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

With respect to a Fund for which the Adviser has not claimed an exclusion under CFTC Regulation 4.5, the following language applies:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of this 10th day of September, 2021, effective September 2, 2021.

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Lazard Asset Management LLC

By:	/s/ Nathan Paul
Name:	Nathan Paul
Title:	Chief Business Officer

Schedule A

Dated September 2, 2021

Funds
JNL Multi-Manager Alternative Fund*
JNL/Lazard International Strategic Equity Fund

* For the portion of the Average Daily Net Assets managed by Lazard Asset Management LLC for the Lazard Convertibles Plus sleeve.

A-1

Schedule B

Dated September 2, 2021

(Compensation)

JNL Multi-Manager Alternative Fund*
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Lazard Asset Management LLC for the Lazard Convertibles Plus sleeve.

JNL/Lazard International Strategic Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 million	0.50%
Over $100 million to $250 million	0.45%
Over $250 million	0.40%

B-1